UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   HARRELL, HENRY H.
   1501 NORTH HAMILTON STREET
   RICHMOND, VA  23230
   USA
2. Issuer Name and Ticker or Trading Symbol
   UNIVERSAL CORPORATION
   UVV
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   06/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN & CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK               |5/31/0|M   | |71,000            |A  |$18.50     |71,000             |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |5/31/0|M   | |4,734             |A  |$21.875    |4,734              |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |      |    | |                  |   |           |61,376             |D     |                           |
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COMMON STOCK               |      |    | |                  |   |           |550                |I(1)  |                           |
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COMMON STOCK               |      |    | |                  |   |           |40,838             |I(2)  |                           |
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COMMON STOCK               |      |    | |                  |   |           |323                |I(3)  |                           |
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                           |      |    | |                  |   |           |-----------------  |      |                           |
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                           |      |    | |                  |   |TOTAL      |178,821            |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
OPTIONS TO BUY COMMON |$18.50  |4-19-|A   |V|71,000     |A  |4-19-|5-31-|COMMON STOCK|71,000 |       |71,000      |D  |            |
STOCK                 |        |00   |    | |           |   |00   |00   |(4)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON |$21.875 |5-17-|A   |V|4,734      |A  |5-17-|5-31-|COMMON STOCK|4,734  |       |4,734       |D  |            |
STOCK                 |        |00   |    | |           |   |00   |00   |(4)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON |$18.50  |5-31-|M   | |71,000     |D  |4-19-|5-31-|COMMON STOCK|71,000 |       |-0-         |D  |            |
STOCK                 |        |00   |    | |           |   |00   |00   |(4)         |       |       |            |   |            |
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OPTIONS TO BUY COMMON |$21.875 |5-31-|M   | |4,734      |D  |5-17-|5-31-|COMMON STOCK|4,734  |       |-0-         |D  |            |
STOCK                 |        |00   |    | |           |   |00   |00   |(4)         |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)Custodian account for children
(2)number of shares held in the Stock Purchase Plan
(3)number of share held in the Dividend Reinvestment Plan
(4)Options issued under the Executive Stock Plan
SIGNATURE OF REPORTING PERSON
H. H. Harrell, signature on file, filed electronically
DATE
June 7, 2000